Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports First Quarter 2022 Earnings;
Raises Full Year 2022 Outlook

Dallas, April 28, 2022: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported GAAP diluted earnings per share of $4.61 and adjusted earnings per share of $5.54 for the first quarter of 2022. The Company reported record quarterly net sales of $2.5 billion, a 12 percent increase over the previous record set in the fourth quarter of 2021. Net sales growth was driven by sequential volume and price expansion of 12 percent and 1 percent, respectively. Celanese successfully mitigated continued cost inflation as well as sourcing and logistics constraints to deliver first quarter consolidated operating profit of $531 million and adjusted EBIT of $713 million, both records. In February, the Company announced a definitive agreement to acquire a majority of the Mobility & Materials ("M&M") business of DuPont for $11.0 billion, which will establish Celanese as the preeminent global specialty materials company and is expected to drive a doubling of annual free cash flow generation, inclusive of run-rate synergies.
"I thank our teams for delivering record adjusted earnings per share in the first quarter, exceeding our prior record by 10 percent, and for establishing tremendous momentum at the start of 2022," said Lori Ryerkerk, chairman and chief executive officer. "We are squarely focused on continuing this momentum in our business performance and preparing ourselves for the close of the M&M acquisition which will usher in the next phase of shareholder value creation at Celanese."

First Quarter 2022 Financial Highlights:

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	910	707	645
Acetate Tow	125	129	119
Acetyl Chain	1,538	1,476	1,056
Intersegment Eliminations	(35)	(37)	(22)
Total	2,538	2,275	1,798

Operating Profit (Loss)
Engineered Materials	124	67	130
Acetate Tow	4	4	16
Acetyl Chain	499	535	251
Other Activities	(96)	(89)	(71)
Total	531	517	326

Net Earnings (Loss)	504	526	323

Adjusted EBIT(1)
Engineered Materials	211	113	160
Acetate Tow	40	38	61
Acetyl Chain	503	536	282
Other Activities	(41)	(35)	(21)
Total	713	652	482

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	49	30	25
Acetate Tow	36	34	41

Operating EBITDA(1)	813	745	570
Diluted EPS - continuing operations	$4.61	$4.83	$2.83
Diluted EPS - total	$4.61	$4.79	$2.82
Adjusted EPS(1)	$5.54	$4.91	$3.46

Net cash provided by (used in) investing activities	(149)	(1,286)	98
Net cash provided by (used in) financing activities	(95)	(99)	(371)
Net cash provided by (used in) operating activities	316	584	116
Free cash flow(1)	175	415	19
_____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Announced the signing of a definitive agreement to acquire a majority of the M&M business for $11.0 billion in cash, including a broad portfolio of engineered thermoplastics and elastomers, industry-renowned brands and intellectual property, global production assets, and a world-class organization.
•Completed the restructuring of the Korea Engineering Plastics Co. (KEPCO) joint venture to a manufacturing entity. Celanese will market approximately 70 kt of POM offtake, consistent with its 50 percent ownership stake.
•Lori Ryerkerk was awarded The Chemists' Club Kavaler Award 2022, voted on by chemical industry peers to recognize exceptional performance of innovators and disruptors of the status quo in the sector.
•Elected Rahul Ghai to the Company's Board of Directors in February. Mr. Ghai currently serves as Executive Vice President and Chief Financial Officer of Otis Worldwide Corporation.
•Elected Michael Koenig to the Company's Board of Directors in February. Mr. Koenig serves as Chief Executive Officer and a member of the board of directors of Nobian Industrial Chemicals B.V.
•Received a third investment grade credit rating for the Company as Fitch Ratings assigned a first-time credit rating on Celanese of BBB- with a Stable Outlook.
First Quarter 2022 Business Segment Overview
Engineered Materials
Engineered Materials generated record net sales of $910 million in the first quarter due to a sequential volume increase of 23 percent and price increase of 7 percent. Approximately one-third of the sequential volume increase was delivered by legacy products, excluding Santoprene, as the business produced to meet elevated demand led by automotive. With five consecutive quarters of pricing expansion, Engineered Materials maintained a full pass-through of total cost inflation spanning raw materials, energy, and logistics. First quarter GAAP operating profit of $124 million and adjusted EBIT of $211 million increased over the prior quarter by $57 million and $98 million, respectively. Affiliate earnings contributed an additional $19 million sequentially, due to strong performance of the KEPCO and Infraserv affiliates.
Acetyl Chain
The Acetyl Chain generated record net sales of $1.5 billion in the first quarter due to an 8 percent sequential expansion in volume that offset a 3 percent decline in pricing. Sequential moderation in China acetic acid pricing was largely offset as the business shifted volume to the Western Hemisphere and captured higher pricing downstream in VAM, emulsions, redispersible powders (RDP), and ethylene vinyl acetate (EVA). In the quarter, the Acetyl Chain manufacturing team successfully completed three major turnarounds at the Clear Lake facility in methanol, acetic acid, and VAM. The Acetyl Chain offset production impacts by flexing its global footprint and sourcing from the industry to deliver first quarter GAAP operating profit of $499 million and adjusted EBIT of $503 million at margins of 32 percent and 33 percent, respectively. Across the last four quarters the Acetyl Chain has delivered over $2 billion in GAAP operating profit and adjusted EBIT.

Acetate Tow
Acetate Tow generated net sales of $125 million during the first quarter, which reflected a sequential price increase of 3 percent and a volume decrease of 6 percent. First quarter GAAP operating profit of $4 million and adjusted EBIT of $40 million were consistent with business expectations. Dividends from affiliates in the quarter were $36 million, consistent with the prior quarter.
Cash Flow and Tax
The Company generated operating cash flow of $316 million and free cash flow of $175 million in the first quarter. Capital expenditures in the quarter were $137 million as the Company progressed on several key projects across the Engineered Materials and Acetyl Chain businesses. During the first quarter, Celanese returned $73 million in cash to shareholders via dividends.
The effective U.S. GAAP tax rate was 18 percent for the first quarter compared to 21 percent for the same quarter of 2021. The lower effective tax rate was due to non-recurring impacts of uncertain tax positions mainly due to lending terms related to internal treasury operations in the three months ended March 31, 2021. During the first quarter, the Company decreased the full year adjusted tax rate from 15 percent to 13 percent, primarily due to changes in jurisdictional earnings mix.
Outlook
"Our team continues to demonstrate the capability of our Engineered Materials and Acetyl Chain business models to deliver robust performance despite persistent cost inflation and various external disruptions to our supply chain" said Lori Ryerkerk. "While we have successfully mitigated the vast majority of these disruptions, we are closely monitoring developing challenges including COVID-19 lockdowns across China and worsening reliability of global maritime logistics. As pricing in upstream products within the Acetyl Chain continues to moderate, we expect that strength in downstream Acetyl Chain products as well as continued robust performance in Engineered Materials will drive second quarter adjusted earnings of approximately $4.50 per share. With this strong start to the year, we now expect 2022 adjusted earnings per share to approach our 2021 adjusted earnings per share performance."
A reconciliation of forecasted adjusted earnings per share to U.S. GAAP diluted earnings per share is not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the first quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on April 28, 2022. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Travis Jacobsen	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 3750	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	william.jacobsen@celanese.com	petra.czugler@celanese.com

Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 8,500 employees worldwide and had 2021 net sales of $8.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the extent to which resurgences or variants of COVID-19 may adversely impact the economic environment, market demand, our operations, availability and cost of transportation and materials, the labor supply and pace of economic recovery; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete and integrate acquisition or investment transactions consistent with the Company's strategy; the ability to obtain regulatory approval for, and satisfy closing conditions to, the M&M acquisition, the timing of closing thereof, and the ability to realize the anticipated benefits of the transaction; the ability to identify and execute on other attractive investment opportunities towards which to deploy capital; increased price competition and the introduction of competing products by other companies; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation or logistics disruptions, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic); other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war (such as the Russia-Ukraine conflict) or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about April 28, 2022 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(In $ millions, except share and per share data)
Net sales	2,538	2,275	1,798
Cost of sales	(1,793)	(1,554)	(1,313)
Gross profit	745	721	485
Selling, general and administrative expenses	(174)	(170)	(137)
Amortization of intangible assets	(11)	(8)	(6)
Research and development expenses	(24)	(23)	(20)
Other (charges) gains, net	(1)	—	6
Foreign exchange gain (loss), net	(1)	—	3
Gain (loss) on disposition of businesses and assets, net	(3)	(3)	(5)
Operating profit (loss)	531	517	326
Equity in net earnings (loss) of affiliates	56	36	29
Non-operating pension and other postretirement employee benefit (expense) income	24	(7)	38
Interest expense	(35)	(21)	(25)
Interest income	1	1	1
Dividend income - equity investments	37	33	42
Other income (expense), net	2	(2)	(2)
Earnings (loss) from continuing operations before tax	616	557	409
Income tax (provision) benefit	(112)	(27)	(85)
Earnings (loss) from continuing operations	504	530	324
Earnings (loss) from operation of discontinued operations	—	(3)	(1)
Income tax (provision) benefit from discontinued operations	—	(1)	—
Earnings (loss) from discontinued operations	—	(4)	(1)
Net earnings (loss)	504	526	323
Net (earnings) loss attributable to noncontrolling interests	(2)	(2)	(1)
Net earnings (loss) attributable to Celanese Corporation	502	524	322
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	502	528	323
Earnings (loss) from discontinued operations	—	(4)	(1)
Net earnings (loss)	502	524	322
Earnings (loss) per common share - basic
Continuing operations	4.64	4.86	2.85
Discontinued operations	—	(0.04)	(0.01)
Net earnings (loss) - basic	4.64	4.82	2.84
Earnings (loss) per common share - diluted
Continuing operations	4.61	4.83	2.83
Discontinued operations	—	(0.04)	(0.01)
Net earnings (loss) - diluted	4.61	4.79	2.82
Weighted average shares (in millions)
Basic	108.2	108.6	113.5
Diluted	108.9	109.4	114.0

Consolidated Balance Sheets - Unaudited

	As of March 31, 2022	As of December 31, 2021

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	605	536
Trade receivables - third party and affiliates, net	1,390	1,161
Non-trade receivables, net	523	506
Inventories	1,549	1,524
Marketable securities	9	10
Other assets	124	70
Total current assets	4,200	3,807
Investments in affiliates	847	823
Property, plant and equipment, net	4,188	4,193
Operating lease right-of-use assets	267	236
Deferred income taxes	244	248
Other assets	569	521
Goodwill	1,396	1,412
Intangible assets, net	715	735
Total assets	12,426	11,975
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	860	791
Trade payables - third party and affiliates	1,169	1,160
Other liabilities	419	473
Income taxes payable	106	81
Total current liabilities	2,554	2,505
Long-term debt, net of unamortized deferred financing costs	3,132	3,176
Deferred income taxes	563	555
Uncertain tax positions	296	280
Benefit obligations	543	558
Operating lease liabilities	223	200
Other liabilities	162	164
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(5,492)	(5,492)
Additional paid-in capital	326	333
Retained earnings	10,106	9,677
Accumulated other comprehensive income (loss), net	(333)	(329)
Total Celanese Corporation stockholders' equity	4,607	4,189
Noncontrolling interests	346	348
Total equity	4,953	4,537
Total liabilities and equity	12,426	11,975